NEWS RELEASE                                                     [WILLIAMS LOGO]

NYSE:WMB

================================================================================

Date:          April 26, 1999

Contact:       Jim Gipson            Rick Rodekohr           Richard George
               Media                 Investor relations      Investor relations
               (918) 573-2111        (918) 573-2087          (918) 573-3679
               Jgipson@fin.twc.com   Rrodekohr@fin.twc.com   Rgeorge@fin.twc.com

COMMUNICATIONS INVESTMENTS AND ENERGY MARKET CONDITIONS REDUCE WILLIAMS' 1Q99 RESULTS

     TULSA - Williams (NYSE: WMB) today reported unaudited first quarter net income of $50.3 million, or 11 cents per share on a diluted basis, compared with net income of 68.1 million, or 16 cents per share, during the same period of 1998.

     "We entered 1999 facing severely depressed conditions in energy markets - even worse than during the first quarter of 1998. Those conditions and the costs associated with our continuing, planned investments in communications combined to depress income below 1998 levels," said Keith E. Bailey, chairman, president and chief executive officer. "However, we are encouraged to see the steady improvement in crude oil prices in March, the continued successful execution of our U.S. wholesale network strategy, and that our Communications Solutions business is making progress toward overcoming the information systems and business process problems that plagued it last year.

     "This is a building year across the spectrum of our company's energy and communications businesses - a year of the largest planned capital expansion in our history," Bailey said. "As markets return to normal and our earnings capacity expands, we believe our future holds greater opportunity than ever. And, we remain optimistic that we can achieve the shorter term objectives we have set for this year."

     In addition to the factors Bailey highlighted, the adoption of a new accounting standard relating to start-up activities reduced first quarter 1999 earnings by 1 cent per share. Also reducing first quarter results were losses attributable to certain international investments, which are reported as other segment loss.

     Last year's first quarter results were reduced by MAPCO merger-related costs of $59 million and by costs associated with the early retirement of debt.

     Following is a summary of Williams' major business groups:

     GAS PIPELINE, which provides natural gas transportation and storage services through systems that span the United States, reported first quarter 1999 segment profit of $186.8 million, compared with $195 million during the same period a year ago.

     The decline in segment profit primarily was due to higher expenses related to information system initiatives and expenses associated with a property loss. In addition, last year's quarter included a gain on the sale-in-place of natural gas from a decommissioned storage field.


     ENERGY SERVICES, which provides a full spectrum of traditional and advanced energy products and services, reported first quarter 1999 segment profit of $120.9 million, compared with $91.8 million during the same period a year ago. Results during the first quarter of 1998 were reduced by MAPCO merger-related costs of $35.9 million. The balance of first quarter merger-related costs were reflected in general corporate expenses.

     Improved results were realized in power, crude and refined product marketing and trading activities, as well as in petroleum product transportation due to higher average rates and in retail propane marketing, which benefited from weather that was colder than during last year's quarter. These increases were more than offset by the impact of lower energy prices, which contributed to reduced natural gas liquids margins and condensate revenues, lower natural gas production revenues and lower ethanol prices.


     COMMUNICATIONS, which includes a national fiber-optics network, single-source communications systems integration and multiple technology applications for businesses, reported a first quarter 1999 segment loss of $51.5 million, compared with a loss of $21.6 million during the same period a year ago.

     The Network segment loss increased primarily due to the previously announced decision to accelerate the building of the new Williams network and organization, which is progressing on schedule, on budget and within management's financial expectations. Included in Network's results was $10.5 million in profit from the sale of excess fiber capacity.

     First quarter results at Communications Solutions were lower than during the first quarter last year. This reflects the costs necessary to improve managing and integrating complex business operations and systems, as well as increased provisions for uncollectible receivables.

     Beginning in the first quarter of 1999, Communications' segment results have been restated to include the results of certain investments in telecommunications projects in Brazil and Australia. The financial results of these projects were minimal in the first quarter of 1998, and were previously reported in other segment operating profit and loss.

    These investments, along with businesses previously reported as Network Applications, now are collectively managed and reported under the segment name of Strategic Investments. Losses in this segment increased primarily due to start-up activities in each of the international operations, partially offset by improved operating performance in broadcast video services.

ABOUT WILLIAMS(NYSE: WMB)

Williams, through its subsidiaries, provides a full range of traditional and leading-edge energy and communications services. Williams information is available at www.williams.com.


                                      ###




Portions of this document may constitute "forward looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

FINANCIAL HIGHLIGHTS                                             [WILLIAMS LOGO]
(UNAUDITED)


                                                                                          Three months ended
                                                                                               March 31,
          ----------------------------------------------------------------------------------------------------------
          (Millions, except per-share amounts)                                            1999           1998
          ----------------------------------------------------------------------------------------------------------
          Revenues                                                                   $  1,984.0     $  1,958.8
          Income before extraordinary loss and change in accounting principle              55.9           72.9
          Extraordinary loss                                                                 --           (4.8)
          Change in accounting principle                                                   (5.6)            --
          Net income                                                                 $     50.3     $     68.1
          Basic and diluted earnings per common share:
               Income before extraordinary loss and change in accounting principle   $      .12     $      .17
               Extraordinary loss                                                            --           (.01)
               Change in accounting principle                                              (.01)            --
               Net income                                                            $      .11     $      .16
          Basic average shares (thousands)                                              432,091        417,347
          Diluted average shares (thousands)                                            437,000        439,031
          Shares outstanding at March 31 (thousands)                                    431,855        423,016
          -----------------------------------------------------------------------------------------------------------


                                                              FIRST QUARTER 1999

CONSOLIDATED STATEMENT OF INCOME                                 [WILLIAMS LOGO]
(UNAUDITED)


                                                                                                         Three months ended
                                                                                                              March 31,
                    -------------------------------------------------------------------------------------------------------------
                    (Millions, except per-share amounts)                                               1999           1998*
                    -------------------------------------------------------------------------------------------------------------
REVENUES            Gas Pipeline                                                                     $  466.9       $  442.2
                    Energy Services (Notes 1 and 2)                                                   1,271.8        1,504.2
                    Communications (Note 2)                                                             506.0          398.4
                    Other                                                                                 6.2           13.7
                    Intercompany eliminations                                                          (266.9)        (199.7)
                    -------------------------------------------------------------------------------------------------------------
                      Total revenues                                                                  1,984.0        1,958.8
                    -------------------------------------------------------------------------------------------------------------
SEGMENT             Costs and operating expenses                                                      1,442.6        1,423.1
COSTS AND           Selling, general and administrative expenses                                        304.7          235.6
EXPENSES            Other (income) expense - net (Note 2)                                                (2.5)          31.9
                    -------------------------------------------------------------------------------------------------------------
                      Total segment costs and expenses                                                1,744.8        1,690.6
                    -------------------------------------------------------------------------------------------------------------
                    General corporate expenses (Note 2)                                                  16.9           40.8
                    -------------------------------------------------------------------------------------------------------------
OPERATING           Gas Pipeline                                                                        186.8          195.0
INCOME (LOSS)       Energy Services (Note 2)                                                            120.9           91.8
                    Communications (Note 2)                                                             (51.5)         (21.6)
                    Other                                                                               (17.0)           3.0
                    General corporate expenses (Note 2)                                                 (16.9)         (40.8)
                    -------------------------------------------------------------------------------------------------------------
                      Total operating income                                                            222.3          227.4
                    -------------------------------------------------------------------------------------------------------------
                    Interest accrued                                                                   (143.3)        (118.0)
                    Interest capitalized                                                                  9.4            8.2
                    Investing income                                                                      6.7            3.7
                    Minority interest in income of consolidated subsidiaries                              (.6)          (2.3)
                    Other income (expense) - net                                                          1.3            (.6)
                    -------------------------------------------------------------------------------------------------------------
                    Income before income taxes, extraordinary loss and change in accounting principle    95.8          118.4
                    Provision for income taxes                                                           39.9           45.5
                    -------------------------------------------------------------------------------------------------------------
                    Income before extraordinary loss and change in accounting principle                  55.9           72.9
                    Extraordinary loss (Note 3)                                                            --           (4.8)
                    -------------------------------------------------------------------------------------------------------------
                    Income before change in accounting principle                                         55.9           68.1
                    Change in accounting principle (Note 4)                                              (5.6)            --
                    -------------------------------------------------------------------------------------------------------------
                    Net income                                                                           50.3           68.1
                    Preferred stock dividends                                                             1.6            2.2
                    -------------------------------------------------------------------------------------------------------------
                    Income applicable to common stock                                               $    48.7      $    65.9
                    -------------------------------------------------------------------------------------------------------------
EARNINGS            Basic and diluted earnings per common share
PER SHARE             Income before extraordinary loss and change in accounting principle           $     .12      $     .17
                      Extraordinary loss (Note 3)                                                          --           (.01)
                      Change in accounting principle (Note 4)                                            (.01)            --
                    -------------------------------------------------------------------------------------------------------------
                      Net income                                                                    $     .11      $     .16
                    -------------------------------------------------------------------------------------------------------------

                    * Certain amounts have been reclassified as described in Note 1 of Notes to Consolidated Statement of Income
                    See accompanying notes.


                                                              FIRST QUARTER 1999

                                                                 [WILLIAMS LOGO]

NOTES TO CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

1. BASIS OF PRESENTATION
--------------------------------------------------------------------------------
     In the fourth-quarter 1998, Williams adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Beginning January 1, 1999, Communications' Network Applications segment results have been restated to include the results of investments in certain Brazilian and Australian telecommunications projects, which had previously been reported in Other segment revenues and profit (loss). These investments, along with businesses previously reported as Network Applications, are now collectively managed and reported under the name of Strategic Investments.

     Effective April 1, 1998, certain marketing activities were transferred from other Energy Services segments to Energy Marketing & Trading and combined with its energy risk trading operations. As a result, revenues and segment profit amounts prior to April 1, 1998, have been reclassified and reported within Energy Marketing & Trading. The income statement presentation relating to these operations was changed effective April 1, 1998, on a prospective basis, to reflect these revenues net of the related costs to purchase such items. Activity prior to this date is reflected on a "gross" basis in the Consolidated Statement of Income. Concurrent with completing the combination of such activities with the energy risk trading operations of Energy Marketing & Trading, the related contract rights and obligations of certain of these operations are recorded in the Consolidated Balance Sheet at fair value consistent with Energy Marketing & Trading's accounting policy.

     All other income statement amounts for 1998 have been reclassified to conform to current classifications.

     Segment profit of operating companies may vary by quarter. Based on current rate structures and/or historical maintenance schedules of certain of its pipelines, Gas Pipeline experiences higher segment profits in the first and fourth quarters as compared with the second and third quarters.

2. SEGMENT REVENUES AND PROFIT (LOSS)
--------------------------------------------------------------------------------
     Segment revenues and profit (loss) for the three months ended March 31, 1999 and 1998, are as follows:

                                            Three months ended March 31,
(millions)                              Revenues        Segment Profit (Loss)
--------------------------------------------------------------------------------
                                    1999       1998*       1999        1998*
--------------------------------------------------------------------------------
Gas Pipeline                     $  466.9    $  442.2    $  186.8     $  195.0
--------------------------------------------------------------------------------
Energy Services:
  Energy Marketing
    & Trading                       472.0       479.5        40.7         15.5
  Exploration & Production           27.5        40.6         4.7         12.3
  Midstream Gas & Liquids           217.7       239.4        46.6         66.3
  Petroleum Services                554.6       544.7        33.0         33.6
  Merger-related costs and
    non-compete amortization           --          --        (4.1)       (35.9)
--------------------------------------------------------------------------------
                                  1,271.8     1,304.2       120.9         91.8
--------------------------------------------------------------------------------
Communications:
  Communications
    Solutions                       337.3       327.4        (8.8)         3.3
  Network Services                  108.5        21.2       (17.2)        (7.9)
  Strategic Investments              60.2        49.8       (25.5)       (17.0)
--------------------------------------------------------------------------------
                                    506.0       398.4       (51.5)       (21.6)
Other                                 6.2        13.7       (17.0)         3.0
Intercompany eliminations          (266.9)     (199.7)         --           --
--------------------------------------------------------------------------------
Total                            $1,984.0    $1,958.8      $239.2       $268.2
================================================================================

*Amounts have been reclassified as described in Note 1.

     In connection with the March 28, 1998, acquisition of MAPCO Inc., Williams recognized approximately $59 million in merger-related costs comprised primarily of outside professional fees and early retirement and severance costs in first quarter of 1998. Approximately $36 million of these merger-related costs is included in other (income) expense - net in segment costs and expenses and as a component of Energy Services' segment profit and $23 million, unrelated to the segments, is included in general corporate expenses.

     The following table reflects the reconciliation of segment profit to operating income as reported in the Consolidated Statement of Income.

                                             Three months ended March 31,
(millions)                                    1999                1998
--------------------------------------------------------------------------------
Segment profit                               $239.2              $268.2
General corporate expenses                    (16.9)              (40.8)
--------------------------------------------------------------------------------
Operating income                             $222.3              $227.4
================================================================================



                                                              FIRST QUARTER 1999

NOTES TO CONSOLIDATED STATEMENT OF INCOME (continued)           [WILLIAMS LOGO]
(UNAUDITED)


3. EXTRAORDINARY LOSS
--------------------------------------------------------------------------------
     In 1998, Williams paid $54.4 million to redeem higher interest rate debt for a $4.8 million net loss (net of a $2.6 million benefit for income taxes).


4. CHANGE IN ACCOUNTING PRINCIPLE
--------------------------------------------------------------------------------
     Effective January 1, 1999, Williams adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that all start-up costs be expensed as incurred and the expense related to the initial application of this SOP of $5.6 million (net of $3.6 million for income taxes) is reported as a cumulative effect of a change in accounting principle. Additionally, the Emerging Issues Task Force reached a consensus on Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" which was adopted first-quarter 1999. The effect of initially applying this consensus is immaterial to Williams' results of operations.

5. SUBSEQUENT EVENT
-------------------------------------------------------------------------------
     On April 9, 1999, Williams' communications business filed a registration statement for an initial equity offering which is expected to yield proceeds of $500 million to $750 million, representing a minority interest in its communications business. During first-quarter 1999 Williams announced that simultaneously with the public equity offer, SBC Communications plans to acquire up to a 10 percent interest in Williams' Communications business for an investment up to $500 million. In addition, Communications is expected to issue high-yield public debt of $1.3 billion to $1.5 billion in 1999. Proceeds will be reinvested in the continued construction of Williams' national fiber-optic network and other expansion opportunities.




                                                              FIRST QUARTER 1999

OPERATING STATISTICS                                             [WILLIAMS LOGO]

                                                                                     Three months ended
                                                                                          March 31,
---------------------------------------------------------------------------------------------------------
                                                                                      1999         1998
---------------------------------------------------------------------------------------------------------
Gas Pipeline:
   Central
     Throughput (TBtu)                                                                108.9         106.1
     Average daily transportation volumes (TBtu)                                        1.2           1.2
     Average daily firm reserved capacity (TBtu)                                        2.3           2.0

   Kern River Gas Transmission
     Throughput (TBtu)                                                                 78.1          75.6
     Average daily transportation volumes (TBtu)                                         .9            .8
     Average daily firm reserved capacity (TBtu)                                         .7            .7

   Northwest Pipeline
     Throughput (TBtu)                                                                191.8         208.4
     Average daily transportation volumes (TBtu)                                        2.1           2.6
     Average daily firm reserved capacity (TBtu)                                        2.7           2.5

   Texas Gas Transmission
     Throughput (TBtu)                                                                235.9         219.9
     Average daily transportation volumes (TBtu)                                        2.6           2.4
     Average daily firm reserved capacity (TBtu)                                        2.8           2.7

   Transcontinental Gas Pipe Line
     Throughput (TBtu)                                                                456.7         435.3
     Average daily transportation volumes (TBtu)                                        5.1           4.8
     Average daily firm reserved capacity (TBtu)                                        6.0           5.9

Communications:
   Communications Solutions (millions)
     Backlog at March 31                                                            $ 248.7       $ 220.2
     Orders                                                                         $ 353.0       $ 344.6

   Network Services
     Total planned route miles                                                       32,000        32,000
     Retained WilTel Network route miles                                              9,700         9,700
     Route miles under construction:
       Project miles                                                                 10,746        10,160
       Right-of-way acquired                                                         17,779         7,950
       Dark fiber                                                                    10,187         5,360
       Lit                                                                            8,496             *

   Strategic Investments (thousands)
       Billable fiber minutes                                                       1,564.5       1,642.4
       Transponder billable minutes                                                   992.8         975.5

---------------------------------------------------------------------------------------------------------

* Not available


                                                              FIRST QUARTER 1999

OPERATING STATISTICS (CONTINUED)                                 [WILLIAMS LOGO]

                                                                                Three months ended
                                                                                     March 31,
          ---------------------------------------------------------------------------------------------
                                                                                 1999           1998
          ---------------------------------------------------------------------------------------------
          Energy Services:
            Energy Marketing & Trading
               Physical Trading
                 Natural gas (TBtuD)                                              3.7            3.8
                 Power (GWh/hour)                                                 5.3            3.6
               Propane Marketing
                 Retail (million gallons)                                       119.6          105.6

            Exploration & Production
               Natural gas production (TBtu)                                     12.5           11.1

            Midstream Gas & Liquids
               Field Services
                 Gathering volumes (TBtu)                                       529.9          528.4
                 Processing volumes (TBtu)                                      137.6          136.4
                 Natural gas liquids sales (million gallons)                    173.4          152.5
               Natural Gas Liquids Pipeline
                 Barrel miles - total system (billions)                          31.3           33.3
                 Mid-America Pipeline deliveries (million barrels)               68.3           68.4
                 Seminole Pipeline deliveries (million barrels)                  20.5           22.2
                 Rocky Mountain Extension deliveries (million barrels)            6.1            6.2

            Petroleum Services
               Petroleum Products Pipeline
                 Shipments (million barrels)                                     47.9           51.9
                 Barrel miles (billions)                                         14.2           12.7
               Ethanol sales (million gallons)                                   40.5           38.9
               Refining (crude runs)
                 Memphis (MBPD)                                                 123.0          120.3
                 North Pole (MBPD)                                              168.3          132.7
               Retail stations
                 Average monthly gasoline sales per store (thousand gallons)    178.3          149.4
                 Average number of stores                                         259            252
          ---------------------------------------------------------------------------------------------



                                                              FIRST QUARTER 1999